Exhibit 99.1

Match Group Reports Q4 and Full Year 2015 Results

Dallas, TX—February 2, 2016—Match Group (NASDAQ: MTCH) released fourth quarter 2015 and full year 2015 results today and separately released management’s prepared remarks.  The remarks are also available on the Investors section of its website at http://ir.matchgroupinc.com.

“Match Group had a seminal fourth quarter, completing our initial public offering, the acquisition of PlentyOfFish, and the realignment of our management structure to better reflect our increasing global scale,” commented Greg Blatt, Chairman and CEO of Match Group. “At the same time, we delivered solid revenue and profit growth and we head into 2016 with increasing momentum, which we expect will continue to build throughout the year.”

Q4 2015 SUMMARY

MATCH GROUP	Q4 2015	Q4 2014	Growth
	(in thousands, except EPS and ARPPU)

Total Revenue	$267,574	$238,996	12%
Total Dating Revenue	241,477	212,452	14%

Adjusted EBITDA	99,312	85,427	16%
Adjusted Net Income	53,674	54,496	-2%
Adjusted EPS	0.24	0.32	-26%

Operating Income	67,638	67,538	0%
Net Income	35,593	48,277	-26%
GAAP Diluted EPS	0.16	0.29	-44%

Average PMC	4,613	3,556	30%
ARPPU	$0.53	$0.62	-14%

See reconciliations of GAAP to non-GAAP measures beginning on page 10

Q4 2015 Highlights:

•                  For the fourth quarter, total revenue increased 12%, or 16% excluding the effects of foreign exchange, driven by a 14% increase in Dating revenue attributable to 30% higher Average PMC, which grew to over 4.6 million globally.

•                  Excluding both deferred revenue write-offs related to acquisitions and foreign exchange impacts, total Dating revenue would have been $259.4 million, or 22% higher than in Q4 2014.

•                  Adjusted EBITDA for Q4 2015 was $99.3 million, an increase of 16% versus Q4 2014.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

•                  ARPPU was $0.53 for Q4 2015, compared to $0.62 in Q4 2014, a decline of 14%.  Excluding the effects of foreign exchange, which was approximately 400 basis points, and deferred revenue write-offs related to acquisitions, which was approximately 300 basis points, ARPPU declined 7%.  ARPPU on a consolidated basis is declining as the mix of our business continues to shift towards lower ARPPU (but also lower marketing spend) brands such as Tinder, PlentyOfFish and OkCupid.

•                  The increase in Average PMC compared to Q4 2014 was driven primarily by significant growth at Tinder and the acquisition of PlentyOfFish, which closed on October 28, 2015.

•                  Net Income and GAAP Diluted EPS declined by 26% and 44%, respectively, in the fourth quarter of 2015 compared to Q4 2014, driven primarily by an increase in stock-based compensation expense of $14.9 million and an increase in interest expense of $16.9 million, which includes $7.3 million of debt issuance costs. Adjusted Net Income and Adjusted EPS, which exclude the impact of the stock-compensation expense, declined 2% and 26%, respectively, as a result of the increased interest expense.

FULL YEAR 2015

MATCH GROUP	FY 2015	FY 2014	Growth
	(in thousands, except EPS)

Total Revenue	$1,020,431	$888,268	15%
Total Dating Revenue	909,705	836,458	9%

Adjusted EBITDA	278,667	273,448	2%
Adjusted Net Income	155,437	155,169	0%
Adjusted EPS	0.84	0.92	-9%

Operating Income	193,556	228,567	-15%
Net Income	120,383	147,764	-19%
GAAP Diluted EPS	0.65	0.88	-26%

See reconciliations of GAAP to non-GAAP measures beginning on page 10

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

Q4 2015 vs. Q4 2014

•                  In the fourth quarter of 2015, Dating revenue grew 14% due primarily to 12% higher Direct revenue, driven by increases in both North America and International, up 11% and 14%, respectively, over Q4 2014.

•                  Direct revenue growth was primarily driven by higher Average PMC in both North America and International, up 20% and 51% versus Q4 2014, respectively, due mainly to Tinder and the acquisition of PlentyOfFish, partially offset by 14% lower ARPPU due to brand mix shifts, foreign exchange effects, and deferred revenue write offs.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

•                  Excluding foreign exchange effects, total Dating revenue would have increased 18% and International Direct revenue would have increased 28% versus Q4 2014.

•                  Non-dating revenue declined 2% versus Q4 2014 due primarily to a delay in demand for test prep as a result of the introduction of the new SAT test and a delay in an institutional tutoring contract.

•                  Adjusted EBITDA increased 16% due primarily to the higher revenue and lower costs in the current year period related to the ongoing consolidation and streamlining of our technology systems and European operations at our Dating businesses ($2.0 million in Q4 2015 versus $3.6 million in Q4 2014).  Both revenue and Adjusted EBITDA were impacted by deferred revenue write-offs of $8.1 million in Q4 2015 primarily driven by the PlentyOfFish acquisition and $2.5 million in Q4 2014 in connection with The Princeton Review and FriendScout24 acquisitions.

•                  Total operating costs and expenses increased $28.5 million compared to Q4 2014, including $14.9 million of increased stock-based compensation expense and $8.7 million of increased cost of revenue due, in part, to higher in-app purchase fees from our mobile products.  The $14.9 million increase in stock-based compensation expense is primarily due to $11.3 million in expense related to the modification of certain subsidiary denominated equity awards, changes in the assessment of certain performance based awards and the effect of mark-to-market accounting for certain awards.

•                  Operating income was flat versus the prior year despite the 16% higher Adjusted EBITDA due to the aforementioned increase in stock-based compensation expense.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

	Three months ended
	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
	(in thousands)
Direct Revenue:
North America (a)	$134,382	$138,522	$146,830	$148,728	$149,152
International (b)	68,241	63,364	66,602	75,773	77,612
Total Direct Revenue	202,623	201,886	213,432	224,501	226,764
Indirect Revenue	9,829	8,261	9,518	10,630	14,713
Total Dating Revenue	212,452	210,147	222,950	235,131	241,477
Non-Dating Revenue	26,544	24,922	25,867	33,840	26,097
Total Revenue	$238,996	$235,069	$248,817	$268,971	$267,574
Dating Adjusted EBITDA	$90,737	$37,864	$66,860	$80,315	$99,516
Non-Dating Adjusted EBITDA	(5,310)	(4,614)	(3,412)	2,342	(204)
Total Adjusted EBITDA	$85,427	$33,250	$63,448	$82,657	$99,312
Adjusted EBITDA Margin	36%	14%	25%	31%	37%

	Three months ended
	Dec 31, 2014	Mar 31, 2015	Jun 30, 2015	Sep 30, 2015	Dec 31, 2015
	(in thousands, except ARPPU)
Average PMC:
North America (a)	2,429	2,553	2,699	2,676	2,916
International (b)	1,127	1,179	1,366	1,491	1,697
Total	3,556	3,732	4,065	4,167	4,613	(c)

ARPPU:
North America (a)	$0.60	$0.60	$0.60	$0.60	$0.56
International (b)	$0.66	$0.60	$0.54	$0.55	$0.50
Total	$0.62	$0.60	$0.58	$0.59	$0.53

(a)   North America includes Match, Chemistry, People Media, PlentyOfFish, OkCupid, Tinder and other dating businesses operating within the United States and Canada.

(b)   International includes Meetic, PlentyOfFish, Tinder and all dating businesses operating outside of the United States and Canada.

(c)    PlentyOfFish Average PMC are only included for a partial period for Q4 2015.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

OTHER ITEMS

Interest expense in the quarter was $19.2 million, consisting of $11.9 million of interest costs associated primarily with the $800 million of borrowings by Match Group under its term loan facility, interest costs on Match Group’s 6.75% Senior Notes due in 2022 (which were issued in exchange for a substantially like amount of IAC 4.75% Senior Notes due in 2022), commitment fees on Match Group’s $500 million revolving credit facility and $7.3 million of costs related to the note exchange. The borrowings and note exchange took place on November 16, 2015.

The effective tax rates in Q4 2015 and Q4 2014 were 31% and 30%, respectively, and the effective tax rates for Adjusted Net Income in Q4 2015 and Q4 2014 were 31% and 31%, respectively.  The effective rates were lower than the statutory rate of 35% primarily due to foreign exchange effects and foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2015, Match Group had 248.3 million common and class B common shares outstanding.

As of December 31, 2015, the Company had $99.8 million in cash and cash equivalents and marketable securities.  Additionally, the Company had $1.2 billion of long-term debt ($40 million matures in the current year).  Match Group has a $500 million revolving credit facility.  The credit facility was undrawn as of December 31, 2015 and currently remains undrawn.

As of December 31, 2015, IAC’s ownership interest and voting interest in Match Group were 84.6% and 98.2%, respectively.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

DILUTIVE SECURITIES

Match Group has various tranches of dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	1/29/16	Dilution at:

Share Price			$12.55	$13.00	$14.00	$15.00	$16.00

Absolute Shares as of 1/29/16	248.3		248.3	248.3	248.3	248.3	248.3

Subsidiary Denominated Equity and RSUs	21.3		21.3	20.6	19.2	18.0	17.0
Options	34.8	12.08	3.7	4.2	5.3	6.9	8.5

Total Dilution			25.1	24.9	24.5	24.9	25.5
% Dilution			9.2%	9.1%	9.0%	9.1%	9.3%
Total Diluted Shares Outstanding			273.3	273.2	272.8	273.2	273.8

Equity awards denominated in the shares of our subsidiaries primarily relate to stock options and stock appreciation rights denominated in the equity of Tinder, OkCupid and The Princeton Review. These awards will ultimately be settled in our common shares.  The number of common shares reflected in the table above is based on current estimated fair values for each of these subsidiaries.  The number of shares of our common stock ultimately required to settle these awards will fluctuate from the number of shares reflected in the table above, based upon both changes in our stock price and changes in the value of our subsidiaries from current estimated fair values.

CONFERENCE CALL

Match Group will audiocast a conference call to answer questions regarding its fourth quarter financial results and management’s published remarks on Wednesday, February 3, 2016 at 8:00 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Match Group’s business.  The live audiocast will be open to the public at, and management’s remarks have been posted on, http://ir.matchgroupinc.com.

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

GAAP FINANCIAL STATEMENTS

MATCH GROUP CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014

Revenue	$267,574	$238,996	$1,020,431	$888,268
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	46,870	37,945	177,988	120,024
Selling and marketing expense	69,754	63,871	359,598	335,107
General and administrative expense	54,554	43,539	175,857	117,890
Product development expense	16,608	13,124	67,348	49,738
Depreciation	6,179	8,425	25,983	25,547
Amortization of intangibles	5,971	4,554	20,101	11,395
Total operating costs and expenses	199,936	171,458	826,875	659,701

Operating income	67,638	67,538	193,556	228,567

Interest expense	(19,179)	(2,327)	(26,058)	(25,541)
Other income, net	3,546	3,982	11,887	12,610
Earnings before income taxes	52,005	69,193	179,385	215,636
Income tax provision	(16,266)	(20,843)	(58,898)	(67,277)
Net earnings	35,739	48,350	120,487	148,359
Net earnings attributable to noncontrolling interests	(146)	(73)	(104)	(595)
Net earnings attributable to Match Group shareholders	$35,593	$48,277	$120,383	$147,764

Per share information attributable to Match Group shareholders:
Basic earnings per share	$0.17	$0.30	$0.69	$0.92
Diluted earnings per share	$0.16	$0.29	$0.65	$0.88

Stock-based compensation expense by function:
Cost of revenue	$148	$(69)	$490	$396
Selling and marketing expense	1,904	(61)	6,787	194
General and administrative expense	14,454	3,850	36,530	17,326
Product development expense	2,595	521	6,276	2,935
Total stock-based compensation expense	$19,101	$4,241	$50,083	$20,851

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

MATCH GROUP CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2015	2014
ASSETS

Cash and cash equivalents	$88,173	$127,630
Marketable securities	11,622	—
Accounts receivable, net	65,851	33,735
Other current assets	39,049	27,812
Total current assets	204,695	189,177

Property and equipment, net	48,067	42,997
Goodwill	1,292,775	793,763
Intangible assets, net	276,408	207,613
Long-term investments	55,569	62,979
Other non-current assets	48,488	5,580
TOTAL ASSETS	$1,926,002	$1,302,109

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$40,000	$—
Accounts payable	25,767	11,797
Deferred revenue	169,321	134,790
Accrued expenses and other current liabilities	118,556	94,719
Total current liabilities	353,644	241,306

Long-term debt, net of current maturities	1,193,481	190,586
Income taxes payable	9,670	11,442
Deferred income taxes	34,947	41,875
Other long-term liabilities	49,542	13,446

Redeemable noncontrolling interests	5,907	3,678

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Total Match Group shareholders’ equity	278,811	799,587
Noncontrolling interests	—	189
Total shareholders’ equity	278,811	799,776
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,926,002	$1,302,109

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

MATCH GROUP CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2015	2014

Cash flows from operating activities:
Net earnings	$120,487	$148,359
Adjustments to reconcile earnings to net cash provided by operating activities:
Stock-based compensation expense	50,083	20,851
Depreciation	25,983	25,547
Amortization of intangibles	20,101	11,395
Excess tax benefits from stock-based awards	(38,384)	(5,319)
Deferred income taxes	(22,530)	(5,904)
Acquisition-related contingent consideration fair value adjustments	(11,056)	(12,912)
Other adjustments, net	(882)	(9,016)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(29,344)	2,399
Other current assets	(11,281)	(10,551)
Accounts payable and accrued expenses and other current liabilities	31,716	(7,980)
Income taxes payable	36,377	8,103
Deferred revenue	37,812	8,643
Net cash provided by operating activities	209,082	173,615
Cash flows from investing activities:
Acquisitions, net of cash acquired	(611,324)	(114,051)
Capital expenditures	(29,156)	(21,793)
Purchases of long-term investments	—	(4,536)
Other, net	(8,382)	180
Net cash used in investing activities	(648,862)	(140,200)
Cash flows from financing activities:
Borrowings under term loan facility	788,000	—
Debt issuance costs	(17,174)	—
Fees and expenses related to note exchange	(6,954)	—
Proceeds from initial public offering, net of fees and expenses	428,789	—
Cash dividend to IAC	(1,022,500)	—
Transfers to IAC	(86,012)	(108,723)
Capital contribution from IAC to partially fund the acquisition of PlentyOfFish	500,000	—
(Repayment of) proceeds from related party debt	(182,509)	111,586
Excess tax benefits from stock-based awards	38,384	5,319
Purchase of noncontrolling interests	(2,864)	(33,165)
Repurchase of stock-based awards	(23,431)	—
Acquisition-related contingent consideration payments	(5,510)	(7,373)
Funds returned from escrow for Meetic tender offer	—	12,354
Other, net	—	(56)
Net cash provided by (used in) financing activities	408,219	(20,058)
Effect of exchange rate changes on cash and cash equivalents	(7,896)	(10,953)
Net (decrease) increase in cash and cash equivalents	(39,457)	2,404
Cash and cash equivalents at beginning of period	127,630	125,226
Cash and cash equivalents at end of period	$88,173	$127,630

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

MATCH GROUP RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2015	2014
Net cash provided by operating activities	$209.1	$173.6
Capital expenditures	(29.2)	(21.8)
Free Cash Flow	$179.9	$151.8

For the twelve months ended December 31, 2015, consolidated Free Cash Flow increased $28.1 million due primarily to higher Adjusted EBITDA and increased deferred revenue.

MATCH GROUP RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net earnings attributable to Match Group shareholders	$35,593	$48,277	$120,383	$147,764
Stock-based compensation expense	19,101	4,241	50,083	20,851
Amortization of intangibles	5,971	4,554	20,101	11,395
Acquisition-related contingent consideration fair value adjustments	423	669	(11,056)	(12,912)
Impact of income taxes and noncontrolling interests	(7,414)	(3,245)	(24,074)	(11,929)
Adjusted Net Income	$53,674	$54,496	$155,437	$155,169

GAAP Basic weighted average shares outstanding	207,576	161,130	174,784	160,756
Options and RSUs, treasury method	15,251	7,564	10,150	7,323
GAAP Diluted weighted average shares outstanding	222,827	168,694	184,934	168,079
Impact of RSUs	406	116	207	208
Adjusted EPS weighted average shares outstanding	223,233	168,810	185,141	168,287

GAAP Diluted earnings per share	$0.16	$0.29	$0.65	$0.88

Adjusted EPS	$0.24	$0.32	$0.84	$0.92

For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  For GAAP diluted EPS purposes, RSUs, including performance-based RSUs for which the performance criteria have been met, are included on a treasury method basis.

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MATCH GROUP RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$99.5	$(19.1)	$(5.5)	$(4.3)	$(0.4)	$70.2
Non-dating	(0.2)	—	(0.7)	(1.7)	—	(2.5)
Total	$99.3	$(19.1)	$(6.2)	$(6.0)	$(0.4)	$67.6

	For the three months ended September 30, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$80.3	$(12.8)	$(5.0)	$(2.7)	$(0.8)	$59.1
Non-dating	2.3	(0.2)	(1.2)	(1.7)	—	(0.7)
Total	$82.7	$(13.1)	$(6.1)	$(4.4)	$(0.8)	$58.4

	For the three months ended June 30, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$66.9	$(11.4)	$(4.7)	$(4.2)	$1.2	$47.8
Non-dating	(3.4)	(0.2)	(1.9)	(1.7)	—	(7.2)
Total	$63.4	$(11.6)	$(6.6)	$(5.9)	$1.2	$40.5

	For the three months ended March 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$37.9	$(6.0)	$(4.6)	$(2.2)	$11.0	$36.1
Non-dating	(4.6)	(0.3)	(2.5)	(1.7)	—	(9.0)
Total	$33.3	$(6.3)	$(7.0)	$(3.9)	$11.0	$27.0

	For the three months ended December 31, 2014
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$90.7	$(3.9)	$(5.1)	$(2.8)	$(0.7)	$78.2
Non-dating	(5.3)	(0.3)	(3.3)	(1.7)	—	(10.7)
Total	$85.4	$(4.2)	$(8.4)	$(4.6)	$(0.7)	$67.5

MATCH GROUP RECONCILIATION OF SEGMENT NON-GAAP MEASURE TO GAAP MEASURE - continued

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2015
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$284.6	$(49.4)	$(19.8)	$(13.4)	$11.1	$213.0
Non-dating	(5.9)	(0.7)	(6.2)	(6.7)	—	(19.4)
Total	$278.7	$(50.1)	$(26.0)	$(20.1)	$11.1	$193.6

	For the twelve months ended December 31, 2014
	Adjusted EBITDA	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Operating income (loss)
Dating	$289.3	$(19.5)	$(21.5)	$(7.4)	$12.9	$253.7
Non-dating	(15.8)	(1.3)	(4.0)	(4.0)	—	(25.2)
Total	$273.4	$(20.9)	$(25.5)	$(11.4)	$12.9	$228.6

SEE IMPORTANT NOTES AT END OF THIS DOCUMENT

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING

Match Group reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  Match Group endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.  Adjusted EBITDA has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to Match Group shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted Net Income is useful to investors because it represents Match Group’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the performance criteria have been met (assuming the end of the reporting period is the end of the contingency period).  Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Match Group’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

MATCH GROUP’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are non-operational.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants of stock options, restricted stock units, or RSUs, and performance-based RSUs.  These expenses are not paid in cash.  We view the true cost of stock options, restricted stock units and performance-based RSUs as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of certain stock options and vesting of restricted stock units and performance-based RSUs, the awards are settled, at the Company’s discretion, on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as customer lists, content, trade names, technology and franchise rights, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or ongoing costs of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:00 a.m. Eastern Time on February 3, 2016, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: Match Group’s future financial performance, Match Group’s business prospects and strategy, anticipated trends and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: competition, our ability to maintain user rates on our higher monetizing dating products, our ability to attract users to our dating products through cost-effective marketing and related efforts, foreign currency exchange rate fluctuations, our ability to distribute our dating products through third parties and offset related fees, the integrity and scalability or our systems and infrastructure (and those of third parties) and our ability to adapt ours to changes in a timely and cost-effective manner, our ability to protect our systems from cyberattacks and to protect personal and confidential user information, risks relating to certain of our international operations and acquisitions and certain risks relating to our relationship with IAC/InterActiveCorp, among other risks. Certain of these and other risks and uncertainties are discussed in Match Group’s filings with the Securities and Exchange Commission (“SEC”).  Other unknown or unpredictable factors that could also adversely affect Match Group’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of Match Group management as of the date of this press release.  Match Group does not undertake to update these forward-looking statements.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products.  We operate a portfolio of over 45 brands, including Match, OkCupid, PlentyOfFish, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24, each designed to increase our users’ likelihood of finding a romantic connection.  Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users.  We currently offer our dating products in 38 languages across more than 190 countries.  In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Contact Us

Gary Swidler

Chief Financial Officer

Match Group

(212) 314-7210

Isabelle Weisman

Corporate Communications

IAC

(212) 314-7361

Match Group

8300 Douglas Blvd., Dallas, TX 75225, (214) 576-9352 www.matchgroupinc.com

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